EXHIBIT 99.1

A.D.A.M., Inc. Announces Fourth Quarter and Year End 2005 Financial Results

A.D.A.M. Reports Record Revenues and Net Income

FOR IMMEDIATE RELEASE

ATLANTA, March 14, 2006 /BusinessWire/ - A.D.A.M., Inc. (Nasdaq: ADAM) today announced financial results for the fourth quarter and year ended December 31, 2005.

Kevin Noland, president and chief executive officer of A.D.A.M., said, "We are pleased by the outstanding performance of our company during 2005. We achieved solid year over year growth in our key business segments and significantly improved our balance sheet and cash flow. These accomplishments will position us well for continued growth in 2006.

Furthermore, the investments we are making in our consumer health and wellness platform coupled with newly established distribution partnerships will allow us to capitalize on the new trends emerging in care management and consumer driven healthcare that are of critical importance to employers and health plans."

Financial highlights for the fourth quarter and year include:

  Net income for the year ended December 31, 2005 was $7,062,000 or $0.75 per share on a fully diluted basis, compared to net income of $1,621,000, or $0.19 per share on a fully diluted basis, for the year ended December 31, 2004. Net income for the year ended December 31, 2005 includes a $5,500,000 tax benefit.
  Revenues for the year ended December 31, 2005 were $10,054,000 as compared to $8,433,000 for the year ago period, a 19% increase. Revenues for the fourth quarter ended December 31, 2005 were $2,507,000 as compared to $2,471,000 in the year ago period. Fourth quarter revenues were impacted by educational sales that were lower than the year ago period.
  Excluding the effect of the net income tax benefit of $5,500,000, offset by $644,000 in non-cash charges related to stock option expense for the year, and one-time payments of $356,000 related to executive compensation and the settlement of a legal matter, income for the year ended December 31, 2005 would have been $2,562,000 or $0.27 per share on a fully diluted basis, a 58% earnings growth as compared to last year's earnings that contained no tax benefit, stock compensation expense or significant one-time charges.
  Net loss for the fourth quarter ended December 31, 2005 was ($505,000) or ($0.05) per share on a fully diluted basis as compared to net income of $676,000 or $0.08 per share on a fully diluted basis for the year ago period. Adjusted income for the fourth quarter was $436,000 or $0.05 per share on a fully diluted basis. Adjusted income excludes $485,000 in non-cash charges related to stock compensation expense, income tax expense of $100,000, and one-time payments of $100,000 and $256,000 for the settlement of a legal matter and executive compensation, respectively.
  The Company's cash and investments grew to $10,677,000 as of December 31, 2005 as compared to $6,968,000 at December 31, 2004, an increase of $3,709,000.

Operating highlights for the fourth quarter and year include:

  Operating margin for the year ended December 31, 2005, excluding $644,000 in non-cash stock compensation charges, was 19% as compared to 18% for the year ago period that included no stock compensation expense.
  The Company achieved approximately a 90% renewal rate on its contracted dollars for the year ended December 31, 2005.
  During 2005, education revenues increased 35% as compared to 2004. Licensing revenues increased approximately 16% during 2005 compared to 2004 and represent approximately 76% of the company's total revenues.
  A.D.A.M. strengthened its position in the health plan market, a key growth area for the company, by adding several new clients and distribution partners. During 2005, revenues into this market increased 64% over 2004.
  A.D.A.M. also expanded its portfolio of products, including the addition of a health and wellness portal aimed at consumers and QuickSheets, an application used by clinicians for patient education.

Conference Call Information

A.D.A.M. will hold its fourth quarter and year-end earnings conference call today, March 14, 2006, at 10:00 A.M. ET. To participate in the call, please dial (877) 829-1394 approximately five minutes prior to the start time. International callers may dial (706) 679-8134.

About A.D.A.M., Inc.

For more than a decade, A.D.A.M.'s unique, visually engaging online health content, decision support tools and educational products, have been helping millions of people get the information they need to better understand and make good decisions about their health and wellness. With one of the largest consumer-oriented medical information libraries in the world, A.D.A.M. markets its solutions to leading healthcare organizations, government, employers, and educational institutions. To learn more about A.D.A.M., visit www.adam.com or call 1-800-408-ADAM.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, and regulatory changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

CONTACT

A.D.A.M., Inc. / Atlanta

Victor Thompson

770-321-4326

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